FMXI, LLC

AMENDMENT TO OPERATING AGREEMENT

The undersigned, being the sole managing member of FMXI, LLC, a Delaware limited liability company (the “Company”), has determined that it is in the best interest of the Company to amend the Company’s Operating Agreement, dated as of December 28, 2006 (the “Agreement”), and does hereby certify that Section 6 of the Agreement is hereby amended in accordance with Section 11 of the Agreement and, effective as of the date hereof, is restated in its entity to read as follows:

6.        Members. The Company presently has one member. The name and the mailing address of the Member is as follows:

Foamex International Inc.

1000 Columbia Avenue

Linwood, PA 19061

To the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code (“11 U.S.C. § 1123(a)(6)”), no nonvoting equity securities of the Company shall be issued. The foregoing sentence shall have no further force and effect beyond that required by 11 U.S.C § 1123(a)(6) and is applicable only for so long as such Section is in effect and applicable to the Company.

Dated: February 9, 2007

FOAMEX INTERNATIONAL INC.

/s/ Gregory J. Christian

By:	Gregory J. Christian
Title:	Executive Vice President
and General Counsel